Exhibit 99.1

For more information, contact:

Michelle Metter or Donovan Roche

(619) 234-0345

Stephen E. Tremblay

Vertis

Senior Vice President

Finance and Treasurer

(410) 361-8352

PO Box 17102

Baltimore, Maryland 21297

250 West Pratt Street

18th Floor

Baltimore, Maryland 21201

T 410.528.9800

F 410.528.9289

www.vertisinc.com

February 18, 2004

FOR IMMEDIATE RELEASE

VERTIS, INC. ANNOUNCES 2003 EARNINGS

Baltimore, MD (February 18, 2004) — Vertis, Inc. (“Vertis” or the “Company”), the premier provider of targeted advertising, media and marketing services, today announced results for the three and twelve months ended December 31, 2003.  For the three months ended December 31, 2003, net sales were $446.4 million, or 1.9% below the fourth quarter of 2002.  For the year ended December 31, 2003, net sales amounted to $1,585.9 million, a 5.3% decrease from the year ended December 31, 2002.  The decline in net sales reflects the difficult overall economic conditions experienced throughout 2003 and competitive pricing pressures.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to $58.9 million in the three months ended December 31, 2003, an increase of $0.4 million, or 0.6% versus the fourth quarter of 2002.  For the year ended December 31, 2003, EBITDA amounted to $172.7 million, an increase of $71.7 million, or 71.0% versus 2002.  Included in the fourth quarter and full-year 2003 results are approximately $8.5 million and $15.2 million of restructuring costs compared to $13.3 million and $19.1 million in the comparable 2002 periods.  In addition, the full-year 2002 results include an after-tax charge of $108.4 million due to adopting Statement of Financial Accounting Standards No. 142  (“SFAS No. 142”) as it relates to goodwill and other intangibles.  Excluding the effects of SFAS No. 142 in 2002, EBITDA for the year ended December 31, 2003 would have been less than 2002 by $36.7 million or 17.5%.   The decline in EBITDA, excluding the effects of SFAS No. 142, was the result of the difficult market conditions which offset lower costs and a $10.1 million recovery from a settlement to a legal proceeding recorded in the first quarter of 2003.  The recovery is included in “Other, net” on the Company’s Consolidated Statement of Operations.

Donald Roland, Chairman, President, and Chief Executive Officer stated, “We ended the year by posting the best quarter-over-quarter net sales and EBITDA performance of the year in the fourth quarter.  During the fourth quarter several of our business units posted year-over-year growth and we completed the reorganization of our North American platform, forming Vertis North America.  The year-over-year growth reflects the solid underpinnings of our business while the reorganization will allow us to drive top-line growth and better serve our customers with our targeted, integrated solutions.  In addition, we completed a rigorous marketing study, including extensive customer interviews that verified our strategic direction and we believe will provide new growth opportunities for Vertis.”

Vertis reported net income of $5.9 million in the fourth quarter of 2003 and a net loss of $95.9 million for the year ended December 31, 2003 versus net income of $5.5 million and a net loss of $120.1 million in the fourth quarter and full-year 2002, respectively.  The net loss in the year ended December 31, 2003 includes a $67.4 million increase in the Company’s valuation allowance against deferred tax benefits arising from net operating loss carryforwards.  The valuation allowance was recorded due to the continuation of the poor economic climate and the projected increase in annual interest expense resulting from the high-yield bond offering completed in June 2003.  The 2002 net loss reflects the $108.4 million after-tax cumulative effect of adopting SFAS No. 142 as it relates to goodwill and other intangibles.

Dean D. Durbin, Chief Financial Officer commented, “The advertising market conditions were extremely challenging in 2003.  Our fourth quarter comparables, however, showed some signs of stabilization as evidenced by the growth in EBITDA and nearly flat sales when compared to the fourth quarter of 2002.  In fact, excluding the consulting costs associated with the marketing study mentioned earlier and the negative impact of the grocery strike in California, our fourth quarter EBITDA would have exceeded the 2002 fourth quarter results by 6.1%”.  Mr. Durbin added, “Even in these difficult conditions we reduced total debt by $41 million and finished the year safely within our debt covenant requirements”.

Vertis will hold an earnings call on Thursday, February 19, 2004 at 11:00 a.m. EST to discuss its 2003 results.  The call-in number is 1-888-556-1092 (or 1-773-756-4797 for international callers), and the passcode confirmation is “VERTIS 2003”.  A recording of the call will be available for review for one week at 1-800-327-0517 (1-402-220-0814 for international callers).

-more-

Vertis, Inc. and Subsidiaries

Balance Sheet Data

In thousands

As of December 31,	2003	2002

Total current assets	$266,576	$217,006
Property, plant and equipment, net	401,820	445,493
Goodwill	353,496	342,304
Other long-term assets	125,606	130,195
Total assets	1,147,498	1,134,998

Total current liabilities (excluding current portion of long-term debt)	327,109	230,137
Long-term debt (including current portion)	1,051,950	1,093,068
Other long-term liabilities	110,637	61,785
Total liabilities	1,489,696	1,384,990

Total stockholder’s deficit	(342,198)	(249,992)
Total liabilities and stockholder’s deficit	$1,147,498	$1,134,998

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

In thousands

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002

Net sales	$446,403	$454,876	$1,585,909	$1,675,231
Operating expenses:
Costs of production	337,122	333,299	1,226,420	1,255,605
Selling, general and administrative	41,024	49,401	177,323	187,830
Restructuring charges	8,481	13,275	15,243	19,091
Depreciation and amortization of intangibles	20,453	21,968	83,622	89,241
	407,080	417,943	1,502,608	1,551,767
Operating income	39,323	36,933	83,301	123,464
Other expenses (income):
Interest expense, net	32,252	34,009	136,557	134,374
Other, net	886	369	(5,760)	3,350
	33,138	34,378	130,797	137,724

Income (loss) before income tax expense (benefit) and cumulative effect of accounting change	6,185	2,555	(47,496)	(14,260)
Income tax expense (benefit)	328	(2,961)	48,429	(2,479)
Income (loss) before cumulative effect of accounting change	5,857	5,516	(95,925)	(11,781)
Cumulative effect of accounting change, net of tax				108,365
Net income (loss)	$5,857	$5,516	$(95,925)	$(120,146)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

In thousands

	Three months ended December 31,		Twelve months ended December 31,
Year Ended December 31,	2003	2002	2003	2002

Net cash provided by operating activities	$43,058	$45,586	$89,046	$96,719

Net cash used in investing activities	(13,943)	(18,282)	(40,903)	(41,412)

Cash Flows from Financing Activities:
Issuance of long-term debt		100,000	340,714	347,500
Net repayments under revolving credit facilities	(43,708)	(35,704)	(81,902)	(63,191)
Repayments of long-term debt	(557)	(98,694)	(310,544)	(349,911)
Other financing activities	8,181	(724)	(1,444)	(2,774)
Net cash used in financing activities	(36,084)	(35,122)	(53,176)	(68,376)
Effect of exchange rate changes on cash	625	902	1,381	1,271
Net decrease in cash and cash equivalents	(6,344)	(6,916)	(3,652)	(11,798)
Cash and cash equivalents at beginning of quarter / year	8,427	12,651	5,735	17,533
Cash and cash equivalents at end of year	$2,083	$5,735	$2,083	$5,735

Vertis, Inc. and Subsidiaries
Rollforward of Long-term Debt

In thousands

Long-term Debt as of December 31, 2002			$1,093,068

Issuance of long-term debt		340,714

Repayments of long-term debt	(310,544)
Revolver activity (net repayment)	(81,902)
Total decrease in long-term debt		(392,446)

Appreciation of discount		3,301
Effect of foreign exchange rate fluctuation		7,313
Total Change in Long-term Debt			(41,118)

Long-term Debt as of December 31, 2003			$1,051,950

EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets.  EBITDA is presented below to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it an alternative to net income as a measure of operating performance.  Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is net income (loss).  The following table is a reconciliation of EBITDA to net income (loss):

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2003	2002	2003	2002

Net income (loss)	$5,857	$5,516	$(95,925)	$(120,146)

Interest expense, net	32,252	34,009	136,557	134,374
Income tax expense (benefit)	328	(2,961)	48,429	(2,479)
Depreciation and amortization of intangibles	20,453	21,968	83,622	89,241

EBITDA(1)	$58,890	$58,532	$172,683	$100,990

(1) In prior periods we reported EBITDA excluding restructuring and restructuring related charges and the cumulative effect of accounting changes.  On that basis, we reported $230.2 million in 2002 and would have reported $188.2 million in 2003.

ABOUT VERTIS

Vertis is the premier provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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